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                                                              EXHIBIT 11.1

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
                                                         (amounts in thousands)

                                            Nine Months
                                        Ended September 30,                Year Ended December 31,
                                       --------------------        ------------------------------------
                                         1997          1996          1996            1995          1994
Net income                              1,323            33           393           1,883         1,684
                                       ------        ------        ------          ------        ------
                                       ------        ------        ------          ------        ------

Weighted average common shares
(excludes unreleased ASOP shares)       2,450         2,191         2,202           1,864         2,208

Effect of stock options using
treasury stock method                      --            31            41               5            16

Effect of applying rules pursuant
to Staff Accounting Bulletin
No. 83 for 1997 stock issuances
and option grants using the
treasury stock method                     179           332           332             332           332
                                       ------        ------        ------          ------        ------

Weighted average common and common
equivalent outstanding                  2,629         2,554         2,575           2,201         2,556
                                       ------        ------        ------          ------        ------


Net income per share                   $ 0.50        $ 0.01        $ 0.15          $ 0.86        $ 0.66
                                       ------        ------        ------          ------        ------
                                       ------        ------        ------          ------        ------
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